Exhibit 10.13*
Senior Vice President of Sales Compensation Plan
Jan 1, 2022 – Dec 31, 2022

This document describes the agreement between the employee listed below (“Employee”) and Computer Programs and Systems, Inc. (“CPSI”). Regarding terms related to sales incentive compensation. CPSI and Employee enter into this agreement whereby Employee provides services to CPSI in return for compensation specified in this agreement.

Position Title:        Senior Vice President of Sales – Dawn Severance

Teams responsible for:     CPSI Account Management, CPSI Sales Support, CPSI Sales Operations, TruBridge Net New Sales, AHT Account Management

Target Total Comp:        $ 700,000
Base Pay:        $ 350,000
MIP Target Incentive:    $ 105,000
SIP Target Incentive:    $ 245,000

MIP Pay Structure: Target Incentive Pay includes a Management Incentive Program (MIP) component that rewards Sales Leaders for the company’s bottom-line performance. For purposes of this plan, the target MIP incentive will be paid as a one-time cash bonus in the event CPSI achieves its budgeted 2022 Adjusted EBITDA goal that is set by the CPSI Board at the beginning of the fiscal year. This bonus will be paid at the same time the company pays all other participants in the 2022 Management Incentive Compensation Program.

SIP Pay Structure: Target Incentive Pay includes a Sales Incentive Program (SIP) component that rewards Sales Leaders for their teams’ sales production performance.
-The SIP pays a goal-based incentive for total qualified bookings.
-Total qualified bookings are calculated using Add-On Business listed in the Qualified Bookings Goal chart below and explicitly excludes net new business with the exception of TruBridge Out-of-Family bookings (“Qualified Bookings”). “Out-of-family” bookings are considered bookings associated with customers that do not currently use a CPSI EHR product. “Add-on Business” is defined as an individual hospital or organization with a current contractual relationship with CPSI. Net new clients sold in the Territory will transition from new business to Add-on Business ninety (90) days after the new client has gone live.
-Incentive is paid on performance to the qualified annual bookings goal (the “Bookings Goal”) entered below.
-There is a 50% performance to Bookings Goal threshold that must be achieved before any incentive is earned.
-Payout accelerates to 1.5x for all Qualified Bookings over Bookings Goal (“Excellence”)
oBelow Bookings Goal; Linear 1:1 rate (1% of performance to Bookings Goal = 1% of SIP Target Incentive)
oAbove Bookings Goal; 1:1.5 rate (1% of performance to Bookings Goal = 1.5% of SIP Target Incentive)
oAbove goal rate is not paid out until the annual goal is achieved and is earned only for that portion of total bookings that are over the Bookings Goal.
-Qualified bookings do not include any strategic product premium. Strategic Products are products that CPSI designates as very important to company growth objectives and are published in the current “CPSI Strategic Products List”. Incentives are paid monthly based on year-to-date performance. Although the incentives are paid monthly, each month uses the cumulative performance to the Bookings Goal to true-up any underpayment or overpayment from the prior month. See the Payout Example below for a demonstration. Additionally, the 150% premium payment is not applicable until the entire (i.e. not monthly) Bookings Goal is achieved.

Qualified Bookings Goal:

Bookings Type	Qualified Annual Gross Bookings
Acute EHR Add-on Sales	$20,000,000
Acute TruBridge Cross Sales	$12,000,000
Post-acute EHR Add-on Sales	$3,600,000
Post-acute TruBridge Cross Sales	$1,395,000
TruBridge Net New Sales	$22,500,000
Total Qualified Bookings Goal	$59,495,000

The monthly sales incentive is based on “Total Qualified Bookings Goal”, not by individual bookings type.

Exhibit 10.13*
Payout Example:

SIP PAYOUT EXAMPLE
Targets	Expectation	Excellence
Bookings Goal	$ 55,000,000	Threshold %	50%	Threshold %	101%
TI	$ 245,000	Payout %	100%	Payout %	150%

OCT	NOV	DEC
YTD Goal	$ 45,833,333	$ 50,416,667	$ 55,000,000
YTD TI	$ 204,167	$ 224,583	$ 245,000

Qtr Results	$ 5,000,000	$ 3,500,000	$ 5,500,000
YTD Results	$ 46,500,000	$ 50,000,000	$ 55,500,000
% of YTD Goal	101.5%	99.2%	100.9%

YTD TI Earned	$ 204,167	$ 222,727	$ 248,341
Less Prior TI	$ 183,750	$ 204,167	$ 222,727
Total TI Paid	$ 20,417	$ 18,561	$ 25,614

Splits
To the extent relevant, CPSI has full discretion to split any and all commissions due in the event that more than one CPSI employee is involved in a sale.

Standard Transition Period Plan
For any change in territory or sales position, the following transition plan will be in effect unless specifically noted otherwise, in writing, on the individual’s current compensation plan.

Bookings will be credited under the individual’s compensation plan and territory in effect at the time of the change if the opportunity is open as of the effective date and closed and won within ninety (90) days of the effective date.

As noted below, a Transition Period will not apply in the case of termination or resignation.

Payment Default by Client
In the event of a payment default on the part of the client for billed software, hardware or services, all commissions paid on the defaulted items are payable to CPSI and will be deducted from future Qualified Bookings. In the event partial payment has been received, the Qualified Bookings to be deducted will be prorated based upon the payment amount received.

Post Employment Commission Payment
No payments will be made under this sales compensation plan to any individual who is no longer an employee of the Sales Department of CPSI for any reason. This includes, but is not limited to, those who have resigned or whose employment has been terminated.
In the event of an untimely death while employed in good standing, commissions will be paid according to sales role under the following criteria to the estate/beneficiary(ies) as listed in the employee’s last will and testament, limited as follows:
1.Items on order and invoiced or subsequent year TB rollovers invoiced within three months of the employee’s passing.
2.Initial year of TB new business contracts or items invoiced within three months of the initial installation date for new sites that are under contract but not yet installed at the time of the employee’s passing.

Employment at Will
Notwithstanding anything contained in this agreement, Employee understands and agrees that Employee is an employee at will and that nothing contained in this agreement is intended to, or does, create an employment contract for any amount of time and that employee is terminable at will by CPSI for any or no reason

Exhibit 10.13*

Employee agrees to follow all federal, state, and local laws in the performance of employee’s position outlined in this compensation plan, including but not limited to the Anti-Kickback Statute and Stark Law. Employee will contact CPSI’s corporate counsel immediately should any legal concerns arise during employee’s performance of services. Additionally, employee will employ ethical and moral practices while engaging in all sales activities.

Employee shall not engage in any other employment during the term of employee’s employment. CPSI reserves the right to require employee to terminate any such other employment at CPSI’s sole discretion.
Employee agrees to protect all confidential material including but not limited to prospect data, sales data, and client information belonging to CPSI and shall take all reasonable care in making sure that such confidential material is not disbursed to anyone outside the company. Employee shall forfeit compensation for any material violation of the terms of this sales compensation plan.

CPSI may, in its sole discretion and at any time, adjust, discontinue, the Plan outlined where, in the opinion of CPSI, business conditions are such that changes or termination of the Plan are necessitated. Such modifications or termination may be made at the sole discretion of CPSI. This sales compensation plan is governed by the laws of the state of Alabama and the parties shall attorn to the jurisdiction of the state and federal courts contained in Mobile, Alabama for any dispute that arises.

Senior Vice President:         __/s/ Dawn Severance_______ Date: _May 3, 2022___

Chief Growth Officer:     __/s/ David Dye____________ Date: _May 2, 2022___